EXHIBIT 10.1

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement (the “Termination Agreement”) is made and entered into this September 2, 2021 is between CRUCIAL INNOVATIONS CORP., a Nevada Corporation (“CINV”) and MERCANTILE GLOBAL HOLDINGS, INC., a Delaware Corporation (“MGH”). CINV and MGH may be referred individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Equity Purchase Agreement dated December 31, 2020 (the “Equity Purchase Agreement”) pursuant to which CINV would acquire from MGH 100% of the shares of Mercantile Bank International Corp. in exchange of $500,000 and the issuance to MGH of an amount of CINV shares that would equal 85% of the ownership interest in CINV.

WHEREAS, the Parties now desire to terminate the Equity Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Termination Agreement, the Parties agree as follows:

1.

Mutual Termination of Equity Purchase Agreement. Effective immediately, the Parties hereby abandon the transactions contemplated by the Equity Purchase Agreement and mutually terminate the Equity Purchase Agreement.

2.	Release of Claims.

2.1.

 CINV Release. Effective immediately, CINV and each of its predecessors, successors, subsidiaries, affiliates, and assigns (and any of the present and former officers, directors, and employees of each of the foregoing) (each, a “CINV Releasing Party”), in their capacity as such, hereby covenants not to sue and forever releases and discharges MGH (and each of its present and former shareholders, directors, officers, representatives, advisors (including but not limited to financial advisors), attorneys, accountants, employees, agents, parents, subsidiaries, affiliated persons and entities, predecessors, successors and assigns and heirs, executors and administrators and all persons acting in concert with any such party) (each, a “MGH Released Party”) from all manner of claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the this Termination Agreement, Equity Purchase Agreement, or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Equity Purchase Agreement or in connection therewith, or in connection with the events leading to the abandonment of the transactions contemplated in the Equity Purchase Agreement and the mutual termination of the Equity Purchase Agreement, excepting only any claim, action, cause of action or suit arising (i) out of an undertaking or promise contained in this Termination Agreement, or (ii) with respect to any statements made or actions taken after the date of this Termination Agreement.

1

2.2.

MGH Release. Effective immediately, MGH and each of its predecessors, successors, subsidiaries, affiliates, and assigns (and any of the present and former officers, directors, and employees of each of the foregoing) (each, a “MGH Releasing Party”), in their capacity as such, hereby covenants not to sue and forever releases and discharges CINV (and each of its present and former shareholders, directors, officers, representatives, advisors (including but not limited to financial advisors), attorneys, accountants, employees, agents, parents, subsidiaries, affiliated persons and entities, predecessors, successors and assigns and heirs, executors and administrators and all persons acting in concert with any such party) (each, a “CINV Released Party”) from all manner of claims, actions, causes of action or suits, at law or in equity, known or unknown, which each now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever relating to or arising out of the this Termination Agreement, Equity Purchase Agreement, or the agreements or instruments ancillary thereto or the transactions contemplated thereby, or any action or failure to act under the Equity Purchase Agreement or in connection therewith, or in connection with the events leading to the abandonment of the transactions contemplated in the Equity Purchase Agreement and the mutual termination of the Equity Purchase Agreement, excepting only any claim, action, cause of action or suit arising (i) out of an undertaking or promise contained in this Termination Agreement, or (ii) with respect to any statements made or actions taken after the date of this Termination Agreement.

3.

Publicity/SEC Filings. The Parties shall not make any public statement or press release regarding this Termination Agreement unless MGH consents in writing to such public statement or press release. However, CINV is authorized to disclose and file a copy of this Termination Agreement as part of any applicable and legally required filings, subject to MGH’s prior review and written approval (which shall not be unreasonably withheld) with the Securities Exchange Commission.

4.	Representations and Warranties.

4.1.

 CINV represents to MGH that CINV has all requisite corporate power and authority to enter into this Termination Agreement and to take the actions contemplated hereby. The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the CINV. This Termination Agreement has been duly executed and delivered by CINV and constitutes a valid and binding agreement of CINV, enforceable against it accordance with its terms.

4.2.

MGH represents to CINV that MGH has all requisite organizational power and authority to enter into this Termination Agreement and to take the actions contemplated hereby. The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary action on the part of MGH. This Termination Agreement has been duly executed and delivered by MGH and constitutes a valid and binding agreement of MGH, enforceable against it in accordance with its terms.

2

5.	General Provisions.

5.1.

Entire Agreement; Assignment. This Termination Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties in respect of the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties in respect of the subject matter hereof. Neither this Termination Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including by merger or consolidation) or otherwise without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be null and void.

5.2.

Notices. All notices, requests, instructions or other documents to be given under this Termination Agreement shall be in writing and shall be deemed given (i) three business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by email; (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a Party at the address set forth in the signature page of this Termination Agreement.

5.3.	Governing Law. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

5.4.	Headings. The headings of the various sections of this Termination Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Termination Agreement.

5.5.

Parties in Interest. This Termination Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Termination Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Termination Agreement.

5.6.

Severability. The provisions of this Termination Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Termination Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Termination Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

3

5.7.

Counterparts. This Termination Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The Parties agree that delivery of executed signature pages by electronic mediums shall be sufficient to render this Termination Agreement effective.

5.8.

Cooperation. The Parties shall cooperate and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions, and filings made with, and shall use their reasonable best efforts to terminate the proceedings before, any governmental authority in connection with the Equity Purchase Agreement.

5.9.

Amendment and Modification. This Termination Agreement may be amended, modified, and supplemented only by a written document executed by the Parties which specifically states that it is an amendment, modification, or supplement to this Termination Agreement.

CRUCIAL INNOVATIONS CORP.		MERCANTILE GLOBAL HOLDINGS INC.

By:		By:
Name:	Laura De Leon Castro	Name:	J. Robert Collins, Jr.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

4